     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 22, 1998.

                                                       REGISTRATION NO.
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                                  ONEOK, INC.
             (Exact name of registrant as specified in its charter)

                   OKLAHOMA                                      73-1520922
       (State or other jurisdiction of                         (IRS Employer
        Incorporation or organization)                      Identification No.)

                             100 WEST FIFTH STREET
                             TULSA, OKLAHOMA 74103
                                  918-588-7000
              (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive office)

              DEBORAH B. BARNES                               DONALD A. KIHLE
   SECRETARY AND ASSOCIATE GENERAL COUNSEL                    GABLE & GOTWALS
                 ONEOK, INC.                               100 WEST FIFTH STREET
            100 WEST FIFTH STREET                                SUITE 1000
            TULSA, OKLAHOMA 74103                          TULSA, OKLAHOMA 74103
                (918) 588-7000                                 (918) 585-8141
    (Name, addresses, including zip codes,         (Name, addresses, including zip codes,
 and telephone numbers of agents for service)   and telephone numbers of agents for service)

                             ---------------------
     APPROPRIATE DATE OF COMMENCEMENT OF PROPOSED SALE PURSUANT TO THE
PLAN: From time to time after the effective date of this registration statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                        CALCULATION OF REGISTRATION FEE

====================================================================================================================
                                                   PROPOSED MAXIMUM       PROPOSED MAXIMUM
  TITLE OF SECURITIES         AMOUNT TO BE             OFFERING              AGGREGATE              AMOUNT OF
    TO BE REGISTERED           REGISTERED         PRICE PER UNIT(1)      OFFERING PRICE(2)       REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------
Common stock with $0.01
  par value.............       3,000,000               $36.719              $110,156,250             $32,496
====================================================================================================================

(1) Based on price of $36.719 per share of the Common Stock, the average of the high and low sales price of the Common Stock published in the Wall Street Journal report of the New York Stock Exchange for June 15, 1998.

(2) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c).

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation, or sale would be lawful prior to registration or qualification under the securities laws of any such state.

                             SUBJECT TO COMPLETION

                  PRELIMINARY PROSPECTUS DATED

                                3,000,000 SHARES

                                  ONEOK, INC.
                                  COMMON STOCK

                             DIRECT STOCK PURCHASE
                         AND DIVIDEND REINVESTMENT PLAN

    ONEOK, Inc. (The "Company" or "ONEOK") is amending and restating in its entirety the Company's Dividend Reinvestment and Stock Purchase Plan (the "Plan"). The Plan has been renamed the ONEOK, Inc. Direct Stock Purchase and Dividend Reinvestment Plan. The Plan provides investors with a convenient and economical way to purchase shares of Company Common Stock, par value $.01 per share ("ONEOK Common Stock"), and to reinvest cash dividends.

    Shareholders of record who are current Plan Participants ("Participants") will remain enrolled in the Plan unless such shareholder instructs the Plan Administrator in writing to close the account or to alter the conditions of participation. Investors who are not already shareholders may become Participants in the Plan by calling 1-800-955-4798 or by completing and returning an authorization form to the Agent. Investors who are not already shareholders must make an initial cash investment of at least $250, or authorize a minimum of ten (10) automatic monthly withdrawals from an existing bank account of at least $25 each.

    Participants in the Plan may:

        Invest by making additional voluntary cash payments at any time for at least $25 up to a total of $100,000 per calendar year. Voluntary cash payments will be invested by the Agent as often as practicable, but at least weekly.

        Make automatic monthly investments by electronic funds transfer from an existing bank account.

        Receive cash dividends on all or a portion of the shares registered in their names and automatically reinvest cash dividends on the remaining shares.

        Receive cash dividends on all shares owned, including those held in the Plan, by electronic funds transfer to an existing bank account or by check.

        Establish an Individual Retirement Account ("IRA") which invests in ONEOK Common Stock through the Plan. Available alternatives are the traditional IRA, Roth IRA, and Education IRA.

        Deposit shares for safekeeping with First Chicago Trust Company of New York (the "Agent").

        Transfer shares or make gifts of ONEOK Common Stock.

    This prospectus incorporates certain amendments to the Plan, including (a) increasing the initial cash investments required for enrollment in the Plan from $100 to $250, (b) instituting modest investor-paid fees to defray the cost of increased services under the Plan, (c) providing enhanced services for participants, (d) eliminating discount on purchased shares, (e) providing additional IRA options. See: "Description of the Plan."

    The Plan provides ONEOK the option to sell newly issued ONEOK Common Stock or ONEOK Common Stock reacquired and held for future issuance, or to have its Agent purchase ONEOK Common Stock in the open market. The purchase price of ONEOK Common Stock, if ONEOK is selling newly issued shares or ONEOK Common Stock reacquired and held for future issuance, will be the average of the highest and lowest per share trading price of the ONEOK Common Stock on the New York Stock Exchange (Consolidated Tape Transactions) on the issuance date of the ONEOK Common Stock. ONEOK will receive the proceeds of the sale of newly issued and reissued ONEOK Common Stock. The purchase price of the ONEOK Common Stock purchased by ONEOK's agent in the open market, with the proceeds of each cash dividend and/or any optional cash payments then available for investment, will be the average of the prices paid for such ONEOK Common Stock.

    The Company's common stock is traded on the New York Stock Exchange under the trading symbol "OKE". On June 15, 1998, the last reported sale price of the common stock on the New York Stock Exchange Composite Tape was $36.3125 per share. See "Price Range of Common Stock and Dividends."

    To the extent required by applicable law in certain jurisdictions, shares of Common Stock offered under the Plan to persons not presently record holders of ONEOK, Inc. Common Stock will be offered and sold only through a registered broker/dealer in such jurisdictions.

    This Prospectus should be retained for future reference.

                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                The Date of this Prospectus is                .

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. 20549, and at the following regional offices of the Commission: Chicago Regional Office, CitiCorp Center, 500 West Madison Avenue, Suite 1400, Chicago, Illinois 60661-2511; and New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained (at prescribed rates) from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. The Company's filings with the Commission are also available to the public from commercial document retrieval services and at the Website maintained by the Commission at "http://www.sec.gov." The common stock of the Company is also listed on the New York Stock Exchange, and such reports, proxy material, and other information concerning the Company also can be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, to which reference is made. Statements made in this prospectus as to the contents of any contract, agreement, or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract, agreement, or other document filed as an exhibit to the Registration Statement, and each such statement is qualified in its entirety by such reference. Any interested party may inspect the Registration Statement, and the exhibits and schedules thereto, without charge, at the public reference facilities of the Commission and may obtain copies of all or any portion of the Registration Statement from the Commission upon payment of the prescribed fees.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Following documents, which have been filed by the Company (ONEOK, Inc.) and its predecessor by merger, ONEOK Inc. with the Commission pursuant to the Exchange Act (Commission File Nos. 001-13643 and 1-2572, respectively), are incorporated in this prospectus by reference and shall be deemed to be a part hereof:

        (a) ONEOK, Inc.'s Annual Report on Form 10-K for the fiscal year ended August 31, 1997,
        (b) ONEOK, Inc.'s Quarterly Report on Form 10-Q for the quarter ended November 30, 1997,
        (c) ONEOK, Inc.'s Quarterly Report on Form 10-Q for the quarter ended February 28, 1998,
        (d) ONEOK, Inc.'s Quarterly Report on Form 10-Q for the quarter ended May 31, 1998,
        (e) ONEOK, Inc.'s Current Report on Form 8-K dated November 26, 1997.
        (f) ONEOK, Inc.'s Current Report on Form 8-K dated February 16, 1998,
        (g) ONEOK, Inc.'s Current Report on Form 8-K dated February 27, 1998,
        (h) ONEOK, Inc.'s Current Report on Form 8-K dated May 13, 1998,
          (i) ONEOK, Inc.'s Proxy Statement dated December 15, 1997, in connection with the Annual Meeting of Shareholders held on January 15, 1998; and

     All other documents filed by the Company pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in this prospectus, in a supplement to this prospectus, or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed supplement to this prospectus or in any document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     The Company will provide without charge to each person to whom a copy of this prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above, which have been or may be incorporated in this prospectus by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents. Written or telephone requests for such copies should be directed to Weldon Watson, Vice President -- Communications, ONEOK, Inc., 100 West Fifth Street, Post Office Box 871, Tulsa, Oklahoma 74102-0871, telephone number (918) 588-7000.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information appearing elsewhere in the prospectus and by the more detailed information and the financial statements and notes appearing in the documents, incorporated by reference herein.

                                  THE COMPANY

     ONEOK, Inc. and its subsidiaries (collectively, the "Company") engage in several aspects of the energy business. The Company purchases, gathers, compresses, transports, and stores natural gas for distribution to consumers. It transports gas for others and leases pipeline capacity to others for their use in transporting gas. The Company drills for and produces oil and gas, extracts and sells natural gas liquids, and is engaged in the gas marketing business. In addition, it leases and operates a headquarters office building (leasing excess space to others) and owns and operates a related parking facility. As a regulated natural gas utility, the Company distributes natural gas to approximately 1.4 million customers in the states of Oklahoma and Kansas.

     On November 26, 1997, the Company acquired from Western Resources, Inc. ("WRI") all of the assets of WRI that were primarily used in, or primarily related to or primarily generated by, the field operations of the local natural gas distribution business of WRI, and all of the outstanding capital stock of WRI's direct or indirect wholly-owned subsidiaries, Westar Gas Marketing, Inc. and Mid Continent Market Center, Inc. (The "Assets"), and assumed (i) all of the liabilities of WRI that arose primarily out of or related primarily to or were primarily generated by, the Assets and (ii) approximately $161 million in aggregate principal amount of debt of WRI, and the Company merged (the "Merger") with and into ONEOK Inc., a Delaware corporation, with the Company as the surviving corporation. The shares of ONEOK Inc. common stock were converted on a one-for-one basis into shares of stock of the Company and WRI received 2,996,702 shares of the Company's Common Stock and 19,317,584 shares of the Company's Series A Convertible Preferred Stock. Such shares and additional shares purchased by WRI at the Closing of the transaction represented in the aggregate
9.9 percent of the common stock and 45 percent of the capital stock in the Company.

     A certain shareholder agreement, (the "Shareholder Agreement") dated November 26, 1997, between the Company and WRI, which includes standstill provisions, prevents WRI from increasing its position in the Company above a capital stock interest of 45 percent and maintains control of the Company in the hands of the public shareholders of the Company.

     The transaction resulted in the acquisition of 660,000 new distribution customers, 10,068 miles of pipeline, a Kansas Gas processing plant with 15 million cubic feet per day capacity, an additional 52 percent interest in a New Mexico gas processing plant with a 200 million cubic feet per day capacity, and a natural gas marketing company with a retail market focus to the Company.

     The Company was incorporated in Oklahoma on May 16, 1997. On November 26, 1997, the Company merged with ONEOK Inc., which was incorporated in Delaware on November 10, 1933.

     The principal executive offices of the Company are located at 100 West Fifth Street, Tulsa, Oklahoma, and the telephone number is (918) 588-7000.

                           FORWARD-LOOKING STATEMENTS

     Statements contained in or incorporated by reference into this Prospectus include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve certain risks and uncertainties that may cause actual future results to differ materially from those contemplated, projected, estimated, or budgeted in such forward-looking statements. Factors that may impact forward-looking statements include, but are not limited to, the following: (i) the effects of weather and other natural phenomena; (ii) increased competition from other energy suppliers as well as alternative forms of energy; (iii) the capital intensive nature of the Company's business; (iv) economic climate and growth in the geographic areas in which the Company does business; (v) the uncertainty of gas and oil reserve estimates;
(vi) the timing and extent of changes in commodity prices for natural gas, electricity, and crude oil; (vii) the nature, availability and projected profitability of potential projects and other investments available to the Company; (vii) conditions of capital markets and equity markets; (ix) changes in the economic and political climate and currencies of foreign countries where the Company has invested or may invest in the future, and (x) the effects of changes in governmental policies and regulatory actions, including income taxes, environmental compliance, and authorized rates. See "Incorporation of Certain Documents by Reference" in this Prospectus.

                            DESCRIPTION OF THE PLAN

PURPOSE AND BENEFITS

  1. What is the purpose of the Plan?

     The Plan provides Participants with a convenient and economical way to purchase shares of ONEOK, Inc. Common Stock and to reinvest all or a portion of their cash dividends in additional shares of ONEOK, Inc. Common Stock. All ONEOK, Inc. Common Stock purchases under the Plan may be made, at the Company's option, from authorized but unissued ONEOK, Inc. Common Stock, from shares reacquired and held for future issuance, in open market purchases of ONEOK, Inc. Common Stock, or any combination of these. To the extent such shares of ONEOK, Inc. Common Stock are purchased from the Company, the Company will receive additional funds needed for the repayment of debt, for additional equity investments in the Company's subsidiaries and for general corporate purposes.

  2. What are some of the key features of the Plan?

     Shareholders of record who are currently Participants in ONEOK's Plan will remain enrolled in this Plan unless such shareholder instructs the Plan Administrator in writing to close the account or to alter the conditions of participation.

     An investor who is not a shareholder may enroll in the Plan by making an initial cash investment of at least $250, or by authorizing a minimum of 10 automatic monthly withdrawals of at least $25 from an existing bank account.

     A $10 transaction fee and applicable brokerage commissions will be charged to the Participant when selling shares from the Plan.

     A Participant may reinvest all or a portion of the cash dividends received on ONEOK, Inc. Common Stock on a quarterly Dividend Payment Reinvestment Date. The Dividend Payment Reinvestment Date shall mean each quarterly date on which dividends are paid on ONEOK, Inc. Common Stock as authorized by ONEOK's Board of Directors.

     Automatic reinvestment of cash dividends is handled entirely by ONEOK's agent.

     A Participant may receive cash dividends by electronic funds deposit to an existing bank account or by check on shares of ONEOK, Inc. Common Stock, including those held in the Plan.

     A Participant may purchase additional shares of ONEOK Common Stock as often as weekly on a Voluntary Cash Investment Date by making voluntary cash payments of not less than $25 for a single investment up to a maximum of $100,000 per calendar year. Voluntary investments may be made by check, electronic funds transfer, money order, or automated deduction from a predesignated checking, savings or money market account. A Voluntary Cash Investment Date shall mean every Friday, unless such Friday is a holiday, in which case the Voluntary Cash Investment Date will be the next business day; but in any event, such investments will be invested not later than five business days after they are received by the Agent.

     Participants may establish IRAs which invest in ONEOK, Inc. Common Stock through the Plan. IRA options are the traditional IRA, Roth IRA and Education IRA.

     Full investment of funds is possible under the Plan because the Plan permits fractions of shares, as well as full shares, to be credited to the Participant's account.

     The Plan offers a share "safekeeping" service whereby a Participant may deposit ONEOK, Inc. Common Stock certificates with the Agent and have their ownership of such ONEOK, Inc. Common Stock maintained on the Agent's records as part of the Participant's Plan account.

     A Participant may make transfers or gifts of ONEOK, Inc. Common Stock at any time and at no charge to the Participant. When a Participant transfers or gives shares to another person, an account will be opened for the recipient and the recipient will become a Plan Participant.

     Transaction advices are mailed after all voluntary cash payments or sales. Statements are mailed to Participants quarterly when Participants reinvest their cash dividends. Annual statements, in which the Participant's Form 1099-DIV is included, are mailed to all Plan Participants.

     Participation in the Plan is strictly voluntary; eligible Participants may join or terminate their participation in the Plan at any time.

  3. Why is the Plan being amended and what provisions of the Plan have changed as a result of the amendments described herein?

     The amendments to the Plan are intended primarily to make the Plan more attractive to investors and to make the Plan more cost-effective to both Participants and the Corporation. These changes include:

     - Increasing the initial cash investment required for enrollment in the Plan by non-participants from $100 to $250;

     - Eliminating the 3% discount offered for purchase of shares through reinvestment of dividends;

     - Changing the frequency of sales from twice a month to daily or telephonic written instructions;

     - Changing the frequency of purchases from twice a month to once every five days;

     - Offering Roth IRAs and Education IRAs in addition to the traditional IRA; and

     - Allowing re-enrollment in the Plan as often as desired as opposed to waiting for 12 months to pass.

ADMINISTRATION

  4. Who administers the Plan?

     ONEOK, Inc. has designated and appointed First Chicago Trust Company of New York as Agent and Plan Administrator. The Agent administers the Plan for Participants, keeps records, sends statements of account to Participants and performs other duties relating to the Plan.

     By enrolling in the Plan, Participant appoints the Agent to act as the Participant's agent to receive dividends and optional cash payments and to apply such amounts to the purchase of ONEOK, Inc. Common Stock from ONEOK, or in the open market, in accordance with provisions of the Plan.

     The Agent will receive all funds on behalf of a Participant for the purchase of ONEOK, Inc. Common Stock. These funds represent cash dividends (both on ONEOK, Inc. Common Stock held in the name of the Participant and designated for reinvestment and on any full or fractional ONEOK, Inc. Common Stock Shares held under the Plan for which authorization has been received) and optional cash payments received by the Agent from a Participant. Unless otherwise authorized or directed by the officers of ONEOK, the Agent may make purchases from ONEOK, on any securities exchange where ONEOK, Inc. Common Stock is traded, in the over-the-counter market, or in negotiated transactions. ONEOK, Inc. Common Stock held for the accounts of Participants is registered in the name of the Agent's nominee.

     All inquiries, notices, requests and other communication by Participants concerning the Plan (except as specifically indicated below) should be sent to the Agent at:

                  First Chicago Trust Company of New York
                  P.O. Box 2598
                  Attn: Shareholder Relations
                  Jersey City, NJ 07303-2598
                  Telephone: 1-800-653-8083

     ONEOK reserves the right to assume the administration of the Plan at any time and without prior notice to Participants. In the event the Agent should resign or otherwise cease to act as Plan Administrator, ONEOK will make such other arrangements as it deems appropriate for the administration of the Plan and the custody of the ONEOK, Inc. Common Stock purchased under the Plan.

PARTICIPATION

  5. Who is eligible to participate in the Plan?

     Any person or entity, whether or not a ONEOK, Inc. Common Stock shareholder of record, is eligible to participate in the Plan, provided that (I) the person or entity fulfills the prerequisites for participation described below under "Enrollment Procedures" and (ii) in the case of citizens or residents of a country other than the United States, its territories and possessions, participation would not violate laws applicable to the Company, the Plan or the Participant.

     Beneficial owners of ONEOK, Inc. Common Stock are owners whose shares are registered in names other than their own (for instance, in the name of a broker or bank nominee). In order to participate in the Plan, such beneficial owners must become shareholders of record by having shares transferred into their own names. Beneficial owners may direct their broker/dealers to register all or any number of whole shares through the Direct Registration System by conducting a withdrawal by Transfer DRS Statement transaction for the number of shares to be transferred. Please contact the Agent at 1-800-653-8083 for more specific information.

ENROLLMENT PROCEDURES

  6. How may a person join the Plan?

     Shareholders of Record:

          Shareholders of record who are currently Participants in ONEOK's Plan will remain enrolled pursuant to the terms of this Prospectus unless such shareholder instructs the Plan Administrator in writing to close the account or to alter the conditions of participation. A shareholder of record may become a Participant in the Plan by sending a completed Enrollment Authorization Form to the Administrator. There is no minimum investment required for current shareholders of record.

     New Investors:

          After receiving a copy of this Prospectus, an investor may apply for enrollment in the Plan by completing all required sections of an Initial Investment Form and sending it to the Agent. An Initial Investment Form is available by calling the Agent at 1-800-955-4798. The Initial Investment Form must be accompanied by either an Authorization Form for Automatic Deductions of at least $25 per month from an existing back account for a minimum of 10 months, or an initial cash payment in the form of a check or money order made payable (in U.S. dollars) to First Chicago-ONEOK. The minimum amount for an initial cash investment is $250 and the amount invested cannot exceed $100,000 in a calendar year. Cash or third-party checks will not be accepted. No interest will be paid on investment amounts held by the Agent pending the purchase of shares.

          If the Plan account will be in more than one name, all potential Participants must sign the Initial Investment Form. The Agent reserves the right to limit or combine Plan accounts with identical taxpayer identification numbers and legal registrations.

     All Participants -- Enrollment Authorization Form:

          Three options are shown on the enclosed Enrollment Authorization Form. The Participant must place an "X" in the appropriate box to indicate the investment option. The options are (1) full reinvestment of dividends, unless the shareholder elects to receive a dividend check, (2) partial reinvestment of dividends (whereby the number of shares to receive cash dividends is indicated, and the dividends on all remaining shares are reinvested), (3) voluntary cash payments only (no reinvested dividends), and (4) no investment of dividends (the Participant receives a check for all dividends paid). Under each of these options, the Participant may make voluntary cash payments at any time. The

     Participant may change reinvestment levels at any time by submitting a revised Enrollment Authorization Form to the Agent.

  7. When may a person join the Plan?

     A person may join the Plan at any time by submitting an Enrollment Authorization Form in the manner described under Question 5.

REINVESTMENT OF DIVIDENDS

  8. What are the options available regarding reinvestment of dividends?

     Participants may elect full reinvestment, partial reinvestment and partial cash payment of dividends, or no reinvestment of dividends by completing the Enrollment Authorization Form as described in Question 6. If the Participant chooses partial reinvestment, the Participant must designate on the Enrollment Authorization Form the number of whole shares on which cash dividends are to be paid in cash. The cash dividends paid on all of the Participant's remaining shares in the Plan will be reinvested in additional shares of ONEOK, Inc. Common Stock.

     If a Participant elects full reinvestment, cash dividends paid on all ONEOK, Inc. Common Stock registered in the Participant's name and/or held in the Participant's Plan account will be reinvested in additional shares of ONEOK, Inc. Common Stock on the dividend payment date (Dividend Payment Reinvestment
Date). Any cash dividends not reinvested will be sent to the Participant by check in the usual manner or electronic funds transfer to a predesignated bank account, if the Participant has elected the direct deposit option (see "Direct Deposit of Dividends Not Reinvested" below).

     Direct Deposit of Dividends Not Reinvested. Through the Plan's direct deposit feature, a Participant may elect to have any cash dividends not reinvested in additional shares of ONEOK, Inc. Common Stock paid by electronic funds transfer to predesignated bank account. To receive such dividends by direct deposit, Participants must first complete and sign a Direct Deposit Authorization Form and return the form to the Agent. This form is not part of the Enrollment Authorization Form and must be specifically requested from the Agent at 1-800-653-8083.

     Direct Deposit Forms will be processed to become effective as promptly as possible a Participant may change the designated account for direct deposit or discontinue this feature by written instruction to the Agent. If the Participant transfers shares or otherwise establishes a new account, a new Direct Deposit Authorization Form must be completed. If the Participant closes or changes a bank account number, a new Direct Deposit Authorization Form must be completed.

  9. How does a Participant change investment options under the Plan?

     A Participant may change his or her investment option at any time by signing a new Authorization Form or by calling the Agent at 1-800-653-8083. The Agent must receive any notification before the next dividend record date. Authorization Forms may be obtained by contacting the Agent by telephone or at the address listed in the answer to Question 3.

INITIAL INVESTMENTS AND VOLUNTARY CASH PAYMENTS

  10. How does a Participant pay for shares under the Plan?

     A Participant may make investments by personal check, money order, or automatic electronic funds transfer from a predesignated bank account. Voluntary cash payments require a minimum of $25 and may not exceed $100,000 per calendar year. There is no obligation to make a voluntary cash payment at any time, and the amounts of such payments may vary.

INVESTMENT DATES FOR INITIAL INVESTMENTS AND VOLUNTARY CASH PAYMENTS

  11. When does the Agent purchase shares for initial investments and voluntary cash payments?

     Initial investments and voluntary cash payments received by the Agent will be invested once a week on the Voluntary Cash Investment Date. In order to be entitled to the next dividend to be paid, initial investments and voluntary cash payments must be invested by the Voluntary Cash Investment Date which immediately precedes the ex-dividend date for such dividend. The ex-dividend date is currently three business days prior to, and including, the record date. The record dates historically have been on or about January 31, April 30, July 31, and October 31.

     No interest will be paid on amounts held by the Agent pending investment.

     Upon a Participant's written or telephone request received by the Agent no later than two business days prior to the Voluntary Cash Investment Date, a cash payment not already invested under the Plan will be canceled or returned to the Participant, as appropriate. However, no refund of a check or money order will be made until the funds have been actually received and collected by the Agent. Accordingly, such refunds may be delayed.

PAYMENT METHODS

  12. What are the payment methods available for purchasing shares under the Plan?

     Check or Money Order. No cash or third-party checks will be accepted. Voluntary cash payments may be made by check or money order payable in U.S. dollars to "First Chicago-ONEOK." Voluntary cash payments must be sent to the Agent together with the Transaction Form, which is part of the quarterly account statement, or the transaction confirmation sent to Participants, or with a letter indicating the account number and Company Code (3324). Participants should also indicate their Plan account numbers on their checks or money orders. Additional Transaction Forms are available upon request from the Agent at 1-800-653-8083.

     For initial cash investments, see "Enrollment Procedures -- New Investors" under Question 5.

     Automatic Deduction from an Account. A Participant may make automatic investments of a specified amount (up to $100,000 per calendar year) through an electronic funds transfer withdrawal from a predesignated account at a U.S. bank or financial institution. To initiate automatic deductions, the Participant must complete and sign an Authorization Form for Automatic Deductions and return it to the Agent together with a voided blank check or savings account deposit slip for the account from which funds are to be withdrawn electronically. Forms will be processed and will become effective as promptly as practicable; however, four to six weeks should be allowed for the first investment to be initiated. Once automatic deductions are initiated, funds will be withdrawn electronically from the Participant's account on either the 1st or 15th of each month, or both (as chosen by the Participant), or the next business day if either the 1st or the 15th is not a business day, and will normally be invested on the next Voluntary Cash Investment Date.

  13. Can a Participant change payment methods under the Plan?

     A Participant may change or terminate automatic deductions by completing and submitting to the Agent a new Authorization Form for Automatic Deductions or by calling the Agent at 1-800-653-8083. When a Participant transfers shares or otherwise establishes a new account, an Authorization Form must be completed for that account. If the Participant closes or changes a bank account number, a new Authorization Form must be completed. To be effective with respect to a particular Voluntary Cash Investment Date, however, the new Authorization Form for Automatic Deductions must be received by the Agent at least six business days preceding the date the funds will be withdrawn.

PURCHASE PRICE

  14. How is the purchase price of ONEOK, Inc. Common Stock calculated?

     The purchase price of shares of ONEOK, Inc. Common Stock purchased by the Agent directly from the Company will be the average of the highest and lowest per share trading price of ONEOK, Inc. Common Stock (as published in The Wall Street Journal report of New York Stock Exchange -- Composite Transactions) on the Investment Date, i.e., Voluntary Cash Investment Date or Dividend Payment Reinvestment Date.

     The purchase price of ONEOK Common Stock purchased by the Agent on the open market will be the average price, excluding brokers' commissions, paid by the Agent for all such shares purchased on the open market with respect to the Investment Date.

     If shares are purchased for the Plan on the open market, the Agent may, at its sole discretion, begin purchasing shares no earlier than three business days prior to any Investment Date and complete purchasing shares no later than 30 days after such date except where beginning at an earlier date is permissible, or where completion at a later date is necessary or advisable, under applicable federal regulatory and securities laws. The Agent will use its best efforts to cause all funds received by it to be applied to the purchase of shares within the above discussed time period. If such shares are purchased directly from the Company, such purchase shall take place on the Investment Date.

     The amount of the investment divided by the price per share will determine the number of shares credited to the Participant's account. All fractional shares are rounded to three decimal places.

COST TO PARTICIPANTS

  15. What costs do Participants pay?

     Participants pay the following service fees for participation in the Plan:

                        SERVICE FEE                               AMOUNT
                        -----------                               ------
Initial investment............................................No fee charged
Optional cash purchases.......................................No fee charged
Electronic funds transfer for monthly
  investment from bank account................................No fee charged
Reinvestment of dividends.....................................No fee charged
Sales of shares...$10 service fee plus a $.10 per share brokerage commission

     Brokerage commissions for shares purchased on the open market will be paid by the Company. These commissions will be considered as additional income to Participants for tax purposes and will be reported on year-end tax statements. There are no brokerage fees for shares purchased directly from the Company.

     A Participant will pay a $10 service fee and a brokerage commission of approximately $.10 a share, on shares that are sold through the Plan at the Participant's request.

INDIVIDUAL RETIREMENT ACCOUNT (IRA)

  16. Can a Participant establish an IRA through the Plan?

     Yes. The Taxpayer Relief Act of 1997 has expanded the options available for retirement savings, and a Participant may establish an IRA which invests in ONEOK, Inc. Common Stock through the Plan by either (i) returning a completed IRA Enrollment Form and making an initial investment to the IRA of at least $250 or (ii) transferring funds having a fair market value of $250 on the enrollment date, from an existing IRA account, and by completing an IRA Enrollment Form and an IRA Transfer Form. These forms and a disclosure statement are available from the Agent. Please refer to the IRA Enrollment Form for details regarding any annual fee that will be charged to the Participant by the Agent.

  17. What are the IRA options available?

     There are three IRA options available:

          Traditional IRA -- Traditional IRA contributions are allowed for individuals under age 70 1/2 who have taxable compensation. Tax-deductible contributions are subject to new adjusted gross income (AGI) phase-out levels, while nondeductible contributions are allowed regardless of income level. A maximum individual contribution is $2,000 annually, with tax-deferred growth of investment. Beginning in 1998, penalty-free withdrawals can be made to help pay for first-home purchases or higher education expenses.

          Roth IRA -- Effective for the 1998 tax year contributions are allowed for individuals of any age with an annual gross income below $160,000 (for those filing joint returns) or $110,000 (for those filing single returns), but allowed contributions begin to phase out at an AGI of $150,000 (for those filing joint returns) and $95,000 (for those filing single returns). A maximum individual contribution is $2,000 annually. Investments and earnings grow tax-free. Contributions are not tax deductible but if the investment stays in the Roth IRA for five years or more, qualified withdrawals are distributed tax-free (and free of penalty in most cases). There are no requirements to begin distributions at age 70 1/2. Penalty-free withdrawals can be made to help pay for first-home purchases. (Maximum annual contribution between traditional and Roth IRA is $2,000.)

          Education IRA -- Effective for the 1998 tax year any individual of any age may contribute, subject to the same income ranges as the Roth IRA, to an Education IRA for a child. Contributions of up to $500 annually can be made for secondary education expenses for a child beneficiary under age 18. Contributions are not tax-deductible, but investments grow tax-free and are not taxed when withdrawn for higher education expenses, including tuition, room and board, books, and supplies. Withdrawals must be made by age 30 or the investment will be taxed to the child and will be subject to a 10% penalty. Unused account balances may be transferred to another family member's Education IRA.

ACCOUNT MANAGEMENT

  18. What options are available to Plan Participants regarding transfers, sales and certificate issuance?

     Once a Plan account is established, a Participant has several other options available to manage the account, including transfers, sales and certificate issuance. These options are detailed below.

GIFT/TRANSFER OF SHARES

     If a Participant wishes to transfer the ownership of all or part of the Participant's shares held under the Plan to a Plan account for another person, whether by gift, private sale or otherwise, the Participant may effect such transfer by mailing a properly completed Gift/Transfer Form or an executed stock power to the Agent. Transfers of less than all of the Participant's shares must be made in whole share amounts. Requests for transfer are subject to the same requirements as the transfer of ONEOK, Inc. Common Stock certificates, including the requirement of a Medallion Guarantee, a signature guarantee normally provided by the Participant's bank, on the stock power or Gift/Transfer Form. Gift/Transfer Forms and Stock Power Forms are available upon request from the Agent. Transfer Forms are also attached to Plan statements and transaction advices.

     Shares so transferred will continue to be held by the Agent under the Plan. An account will be opened in the name of the recipient, if he or she is not already a Participant, and such recipient will automatically be enrolled in the Plan. If the recipient is not already a registered shareholder or a Participant, the account will be enrolled under the full reinvestment option unless the donor specifies differently. The recipient will then become a Plan Participant and may change the reinvestment election after the gift has been made as described under "Reinvestment of Dividends" above.

     If a transfer involving all shares in a Participant's account is received after a record date but before the related dividend payment date, the transfer will be processed when received, and a cash dividend will be paid to the Participant. The Participant may return the dividend check as a voluntary cash payment.

     The recipient of the shares will receive a statement showing the deposit of shares. Upon the Participant's request, the Agent will also send, free of charge, an acknowledgment of the gift.

DIRECT REGISTRATION SYSTEM/BROKER-DEALER ACCOUNTS

     Shares can be transferred from a brokerage account. Shareholders who own ONEOK shares that are held by a bank, broker, trustee in street or nominee name ("broker") may participate in the Plan with some or all of their ONEOK shares by instructing their brokers to have some or all of the shares transferred into the shareholder's name in Direct Registration book-entry form. The bank, broker or trustee should be instructed to reregister those shares through the Direct Registration System, specifying book-entry registration.

     Shares can be transferred to an account at a brokerage. To electronically transfer all or part of the book-entry shares to an account at a brokerage, a shareholder may establish a brokerage account number on his/her Plan account. To establish a brokerage account number, the shareholder must complete the "authorization to provide broker/dealer information" form, available upon request from First Chicago Trust (1-800-653-8083) or a broker. Once a brokerage account number is established, the Shareholder can then instruct First Chicago Trust to deliver the number of full shares specified. First Chicago Trust will electronically deliver the ONEOK Common Stock shares specified within 48 hours of receiving and accepting the instructions. The signature(s) on the Authorization should be Medallion -- Guaranteed by the broker/dealer.

CERTIFICATE ISSUANCE

     No certificates will be issued to a Participant for shares purchased through the Plan unless he or she so instructs the Agent in writing or by phone. This provides protection against loss, theft or inadvertent destruction of stock certificates. At any time, a Participant may request the Agent to send the Participant's certificates for any full shares credited to the Participant's Plan account. Certificates for fractional shares will not be issued.

SALE OF SHARES

  19. How does a Participant sell shares?

     A Participant may request the Agent to sell any number of whole shares held in his or her Plan account by completing the information on the bottom portion of the Plan statement or by giving detailed written instructions to the Agent. Alternatively, the Participant may call 1-800-653-8083. This is an automated phone response system established by the Agent. The Agent will initiate the sale as soon as practicable after receiving the notification. Sales will be made for the Participant's account on the open market through a securities broker designated by the Agent. The Participant will receive the proceeds, less an applicable $10 service fee and a brokerage commission of approximately $.10 per share. Proceeds of shares sold through the Plan will be paid to the Participant by check.

     If instructions for the sale of all shares are received on or after an ex-dividend date, as set by the New York Stock Exchange, but before the related dividend payment date, the sale will be processed as described above and a separate check for the dividend will be mailed following the dividend payment date. A request to sell all shares held in a Participant's account will be treated as a withdrawal from the Plan. See "Closing a Plan Account" below.

CERTIFICATES FOR SHARES

  20. Are Certificates issued for the shares purchased under the Plan?

     Shares purchased and held under the Plan will be held in safekeeping by the Agent in the Participant's name or the name of the Agent's nominee. The number of shares (including fractional shares) upon which dividends are reinvested and held for each Participant will be shown on each quarterly statement of account. A Participant may obtain a new certificate for all or some of the whole shares of ONEOK, Inc. Common Stock held in the Participant's Plan account by completing the information on the bottom portion of the Plan statement, or upon telephone instructions (1-800-653-8083) or written request to the Agent. Any remaining whole or fractional shares will continue to be held by the Agent. Certification of a designated number of shares in no way affects dividend reinvestment on those shares (see "Reinvestment of Dividends" above). When issued, certificates will be registered in the name in which the Plan account is maintained. Certificates for fractional shares will not be issued.

     Except as described in "Gift/Transfer of Shares" above, shares of ONEOK, Inc. Common Stock held by the Agent for a Participant's Plan account may not be pledged or assigned.

SHARE SAFEKEEPING

  21. Can a Participant deposit shares with the Agent for safekeeping?

     At the time of enrollment in the Plan, or at any later time, a Participant may use the Plan share safekeeping service to deposit ONEOK, Inc. Common Stock certificates with the Agent. Shares deposited will be transferred into the name of the Agent or its nominee and credited to the Participant's account under the Plan. Thereafter, such shares will be treated in the same manner as shares purchased through the Plan. If a certificate issuance is later requested, a new, differently numbered certificate will be issued.

     By using the Plan's share safekeeping service, Participants no longer bear the risk associated with loss, theft or destruction of ONEOK, Inc. Common Stock certificates. Also, because shares deposited with the Agent are treated in the same manner as shares purchased through the Plan, they may be transferred or sold through the Plan in a convenient and efficient manner (see "Closing a Plan Account" below and "Sale of Shares" and "Gift/Transfer of Shares" above). There is no charge for this custodial service.

     Participants who wish to deposit their ONEOK, Inc. Common Stock certificates with the Agent must mail their requests and their certificates to the Agent. The certificates should not be endorsed. To insure against loss resulting from mailing certificates, the Agent will provide mailing insurance free of charge. To be eligible for certificate mailing insurance, an individual investor must observe the following four guidelines: (1) certificates must be mailed in pre-addressed return envelopes supplied by the Agent; (2) certificates mailed to the Agent will be insured for up to $25,000 current market value provided they are mailed First Class; (3) participants should contact the Agent for information about sending certificates having a current market value in excess of $25,000; and (4) individual shareholders must notify the Agent of any lost certificate claim within thirty (30) calendar days of the date the certificates were mailed. To submit a claim, an individual shareholder must be a Participant in the Plan or current holder of record of shares of ONEOK, Inc. Common Stock. In the latter case, the claimant must enroll in the Plan at the time the insurance claim is processed. Coverage is available only when the certificate(s) are sent to the Agent in accordance with the guidelines described above.

     Insurance covers the replacement of certificates of ONEOK, Inc. Common Stock, but in no way protects against any loss resulting from fluctuations in the value of such shares from the time the individual mails the certificates until such time as replacement can be effected.

     If the Participant does not use the pre-addressed envelope provided by the Agent, certificates mailed should be insured for possible mail loss for 2% of the market value (minimum of $20); this represents the Participant's replacement cost if the certificates are lost in transit to the Agent.

CLOSING A PLAN ACCOUNT

  22. When may a Participant cease dividend reinvestment to his or her Plan Account?

     Participation in the Program may be discontinued by a Participant at any time by notifying First Chicago Trust. In addition, at any time, First Chicago Trust may, for any reason in its sole discretion, discontinue the Participant's participation in the Program immediately upon mailing a notice of termination to the address of record on ONEOK's books as maintained by First Chicago Trust. Upon issuing a notice of termination, First Chicago Trust will promptly refund cash contributions held pending investment. First Chicago Trust will continue to hold the shares in book-entry form unless a certificate is requested for any full share(s) and a check for any fractional share. A Participant may also request the sale of all or part of any such shares upon request to First Chicago Trust. First Chicago Trust will send a check for the proceeds of the sale less applicable service fees and brokerage commissions.

     If notice of withdrawal is received on or after an ex-dividend date but before the related dividend payment date, the withdrawal will be processed as described above and a separate check for the dividend will be mailed following the dividend payment date.

     If a Participant disposes of all certificated shares of ONEOK, Inc. Common Stock, the dividends on the shares credited to the Participant's Plan account, which are registered in the name of the Agent's nominee, will continue to be distributed as elected on the Enrollment Authorization Form until the Agent is notified that the Participant wishes to withdraw from the Plan.

REPORTS TO PARTICIPANTS

  23. How often will Participants be advised of their Account activity in the Plan?

     Transaction advices are mailed to Participants after voluntary cash payment are received by the Agent. All Participants will receive a quarterly statement showing the amount invested, purchase price, the number of shares purchased, deposited, sold, transferred or withdrawn, total shares accumulated and other year-to-date information. The quarterly statement will indicate the shares held by the Agent for the Participant and shares registered in the Participant's name upon which dividends are reinvested. Each Participant is responsible for retaining these statements in order to establish the cost basis of shares purchased under the Plan for tax purposes. Duplicate statements for active accounts will be available from the Agent, however, charges may be assessed for statements for closed accounts.

  24. What other communications will a Participant receive?

     Each Participant will be sent the same communications sent to all registered holders of shares of ONEOK, Inc. Common Stock, including the Company's annual report to shareholders, and a notice of the Annual Meeting of Shareholders and accompanying proxy statement. In addition, each Participant will receive an Internal Revenue Service information return (Form 1099-DIV) for reporting dividend income received and/or shares sold (Form 1099-B), if so required.

     All notices, statements and reports from the Agent to a Participant will be addressed to the Participant at the latest address on record with the Agent. Therefore, a Participant must promptly notify the Agent of any change of address. Failure to do so may result in escheatment of the account to the state of the last known address of the Participant, in accordance with applicable state laws.

FEDERAL INCOME TAX INFORMATION

  25. What tax consequences can be anticipated by Participants in the Plan?

     THE FOLLOWING IS A SUMMARY OF THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATING IN THE PLAN. TAX CONSEQUENCES WILL VARY AMONG PARTICIPANTS DEPENDING UPON INDIVIDUAL CIRCUMSTANCES AND STATE, LOCAL, AND FOREIGN LAWS; THEREFORE, EACH PARTICIPANT SHOULD CONSULT HIS/OR HER TAX ADVISOR AS TO THE TAX CONSEQUENCES AS A RESULT OF PARTICIPATING IN THE PLAN.

     A Participant will be required to include as income for Federal income tax purposes the gross amount of all dividends and interest payments on Eligible Securities reinvested in Common Stock as though such dividends and interest payments were received by the Participant in cash. A Participant's cost basis for shares of Common Stock acquired under the Plan, in general, will be equal to the cash value of dividends and interest payments attributable to the purchase of the shares (adjusted for brokerage commissions and fees, service charges, and applicable taxes, if any). A Participant's cost basis in shares purchased with cash investments will be the cost of the shares plus any allocable brokerage commissions, service charges, and applicable taxes.

     Shares of Common Stock purchased under the Plan will have a holding period beginning on the day after the share are allocated to the Participant's account. A Participant will not realize any taxable income when he or she receives certificates for whole shares credited to an account under the Plan. Gain or loss will be recognized by the Participant when such whole shares are sold and upon the sale of any fractional shares credited to the Participant's account.

     Under Internal Revenue Service backup withholding regulations, dividends and interest payments reinvested under the Plan may be subject to the withholding tax generally applicable to dividends and interest payments unless the Participant provides the Administrator with the taxpayer identification number (in the case of individual taxpayers the taxpayer identification number is the Participant's Social Security number). Any amount so withheld will be treated as taxable income received by the Participant and will be reflected on Form 1099-DIV mailed annually to all Plan Participants.

                               OTHER INFORMATION

  26. What happens if ONEOK issues a stock dividend or declares a stock split?

     Any stock dividends or split shares of ONEOK, Inc. Common Stock distributed by the Company on shares held by the Agent for a Participant's Plan account or held by the Participants in the form of stock certificates will be added to the Participant's account.

     In the event of a rights offering, a Participant will receive rights based upon the total number of whole shares owned, that is, the total number of shares registered in the Participant's name and the total number of whole shares held in the Participant's Plan account.

  27. How will a Participant's Shares be voted at shareholders' meetings?

     For each meeting of shareholders, a Participant will receive a proxy for the total number of whole shares held -- both the shares registered in the Participant's name directly and those credited to the Participant's Plan account. If the proxy is not returned, or if it is returned unsigned, none of the shares will be voted unless the Participant votes in person.

  28. What are the responsibilities of ONEOK and the Agent under the Plan?

     Neither ONEOK, Inc. nor the Agent (nor any of their respective agents, representatives, employees, officers, directors or subcontractors) will be liable in administering the Plan for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability arising from failure to terminate a Participant's account upon such Participant's death, or with respect to the prices or times at which shares are purchased or sold for Participants. The foregoing does not represent a waiver of any rights a Participant may have under applicable securities laws.

     NEITHER THE COMPANY NOR THE AGENT CAN ASSURE A PROFIT OR PROTECT AGAINST A LOSS ON SHARES PURCHASED UNDER THE PLAN.

  29. Can the Plan be changed or discontinued?

     The Company reserves the right to modify the Plan (consistent with any applicable shareholder resolutions and subject to any requisite authorization or approval by regulatory agencies having jurisdiction), or to suspend or terminate the Plan, at any time. All Participants will be sent notice of any such action. The Company also reserves the right to adopt, and from time to time to change, such administrative rules and regulations (not inconsistent in substance with the basic provisions of the Plan then in effect) as it deems desirable or appropriate for the administration of the Plan. The Agent reserves the right to resign at any time upon reasonable written notice to the Company.

                                USE OF PROCEEDS

     The Company is unable to predict the number of shares of Common Stock that will ultimately be sold under the Plan, the prices at which such shares will be sold, or the number of such shares, if any, that will be sold by the Company from shares held by the Company as Treasury Stock, if any, or from the Company's Authorized but Unissued Shares of Common Stock. Therefore, the Company cannot estimate the amount of proceeds to be received from the sale of such shares. To the extent that shares of Common Stock are sold from shares held by the Company as Treasury Stock or from the Company's Authorized but Unissued Shares of Common Stock, the proceeds of such sales will be added to the general funds the Company and will be used for working capital, capital expenditures, and other general corporate purposes.

                     COMMON STOCK DIVIDENDS AND PRICE RANGE

     The Company (and its predecessor by Merger) has paid regular quarterly dividends on its common stock since February 1989. Dividends declared per share on common stock for each fiscal year beginning with the 1993 fiscal year are as follows:

1993   1994    1995    1996    1997    1998 TO DATE
-----  -----   -----   -----   -----   ------------
$1.06  $1.11   $1.12   $1.18   $1.20       $.90

     Future dividends will depend on the Company's earnings, its financial condition, and other factors.

     The Company's common stock is traded on the New York Stock Exchange. The following table sets forth the high and low sales prices of the Company's common stock and its predecessor by merger, for the periods indicated, as reported by "The Wall Street Journal" as New York Stock Exchange -- Composite Transactions, and dividends declared during such periods.

                                                                 PRICE RANGE           DECLARED
                                                           ------------------------    DIVIDENDS
FISCAL YEAR ENDED AUGUST 31                                  HIGH            LOW       PER SHARE
---------------------------                                  ----            ---       ---------
1996
1st Quarter........................................          $24 13/16       $22         $0.29
2nd Quarter........................................           23 5/8          20         $0.29
3rd Quarter........................................           27 1/2          21 1/8     $0.30
4th Quarter........................................           28 5/8          24 3/8     $0.30
1997
1st Quarter........................................          $28 5/8         $25 1/4     $0.30
2nd Quarter........................................           30 5/8          26         $0.30
3rd Quarter........................................           31 1/8          25 7/8     $0.30
4th Quarter........................................           35 5/16         30         $0.30
1998
1st Quarter........................................          $40 11/16       $31 3/16    $0.30
2nd Quarter........................................          $40 11/16       $33 3/8     $0.30
3rd Quarter........................................          $44 1/4         $34 5/8     $0.30

     The last reported sale price of the common stock on June 15, 1998, on the New York Stock Exchange was $36.71875 per share. There were approximately 13,400 owners of the common stock on May 31, 1998.

                          DESCRIPTION OF CAPITAL STOCK

     The summary of the terms of the capital stock of the Company set forth below does not purport to be complete and is subject and qualified in its entirety by reference to the Company's Certificate of Incorporation, as amended (the "Certificate") and the by-laws (the "By-laws").

AUTHORIZED CAPITAL STOCK

     Under the Certificate, the total number of shares of all classes of stock that the Company has authority to issue is 200 million shares, of which 100 million are shares of the Company's Common Stock and 100 million are shares of Preferred Stock.

COMMON STOCK

  Dividends and Liquidation Rights

     Subject to any preferential rights of any prior ranking class or series of capital stock, holders of shares of Common Stock will be entitled to receive dividends on such stock, payable either in cash, property or shares out of assets legally available for distribution when, as and if authorized and declared by the Board of Directors and to share ratably in the assets of the Company legally available for distribution to its shareholders in the event of its liquidation, dissolution or winding-up. Subject to certain exceptions, the Company will not be able to pay any dividend or make any distribution of assets on shares of Common Stock until dividends on any shares of preferred stock then outstanding with dividend or distribution rights senior to the Common Stock have been paid. Dividends on the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock are not cumulative to the extent not paid in full on each dividend payment date.

  Rights

     Each share of Common Stock includes an associated preferred stock purchase right (the "Right") under the Company's Rights Agreement (the "Agreement"), which entitles the holder of the Right, under certain circumstances specified in the Rights Agreement, to purchase one one-hundredth (1/100) of a share of Series C Participating Preferred Stock of the Company for each Right. Of the Series C Participating Preferred Stock, a total of one million shares have been reserved for this purpose. The designation of the Rights is incorporated by reference into this Prospectus.

  Voting Rights

     Holders of Common Stock will be entitled to one vote per share on all matters voted on by the shareholders, including the election of directors. The Certificate does not provide for cumulative voting for the election of directors, which means that holders of more than one half of the outstanding share of voting securities of the Company will be able to elect all of the directors then standing for election and holders of the remaining shares will not be able to elect any director. All outstanding shares of Common Stock are fully paid and not subject to call or assessment.

  Transfer of Shares

     The Board of Directors may make rules and regulations concerning the transfer of shares of Common Stock from time to time, in accordance with the By-laws.

  Holders of Substantial Amounts of Shares and Change of Control

     Certain provisions of the Shareholder Agreement and certain provisions of the Oklahoma General Corporation Act, the Certificate and By-laws may discriminate against holders of Common Stock who own a substantial amount of the shares of Common Stock. Similarly, certain provisions of the Certificate and the By-laws may have the effect of delaying, deferring or preventing a change in control with respect to an extraordinary corporate transaction, such as a merger, reorganization, tender offer, sale or transfer of substantially all of the assets of the Company.

  Conversion, Sinking Fund and Redemption Rights

     Holders of Common Stock will have no conversion, sinking fund or redemption rights.

                                PREFERRED STOCK

     The following summary of the terms of the Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series C Participating Preferred Stock, is qualified in its entirety by reference to the Certificate of Designations of the Convertible Preferred Stock and the Certificate of Designations of the Series C Participating Preferred Stock of the Company, which are incorporated herein by reference. Capitalized terms used herein are in all cases used as defined in the Certificate of Designations of Convertible Preferred Stock and the Certificate of Designations of the Series C Participating Preferred Stock.

CONVERTIBLE PREFERRED STOCK

  Designation and Amount

     Twenty million shares of Series A Convertible Preferred Stock, and thirty million shares of Series B Convertible Preferred Stock have been authorized by the Board of Directors of the Company. Both the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock have a par value of $0.01 per share.

  Rank

     Except as otherwise provided by the Certificate of Designations of the Convertible Preferred Stock and except with respect to dividend rights, the Series A Convertible Preferred Stock will rank pari passu with the Series B Convertible Preferred Stock. With respect to dividend rights and distribution of assets upon liquidation, dissolution or winding up of the affairs of the Company, the Convertible Preferred Stock will rank senior to shares of Common Stock, or any class of equity securities of the Company by which its terms are junior to the Convertible Preferred Stock and will not rank junior with respect to any class or series of preferred stock that may be issued by the Company, unless the holders of 66 2/3 percent of the outstanding shares of the Convertible Preferred Stock consent to the creation of such class or any Security Convertible into shares of such class or series. In addition, the Company has agreed under the Shareholder Agreement not to create, authorize or reclassify any authorized stock into any class of capital stock ranking prior to the Convertible Preferred Stock.

  Dividends

     Preferential cash dividends will be payable or declarable quarterly on each share of Convertible Preferred Stock and shall not be cumulative to the extent not paid on any dividend payment date. Dividends on the Convertible Preferred Stock unpaid as of the dividend payment date for any dividend period shall permanently remain unpaid for such dividend period. The dividend amount on each share of Series A Convertible Preferred Stock, with respect to each dividend period on the Common Stock, will be equal to 1.5 times the dividend amount declared in respect to each share of Common Stock for such dividend period, as adjusted appropriately to reflect any stock split, stock dividend, reverse stock split, reclassification or any transaction with comparable effect upon Common Stock. In no event, however, will the aggregate annual dividend amount payable per share of Series A Convertible Preferred Stock at any time be less than $1.80 per share. The dividend amount on each share of Series B Convertible Preferred Stock will be equal to 1.25 times the dividend amount declared in respect of each share of Common Stock for each dividend period, as adjusted appropriately to reflect any stock split, stock dividend, reverse stock split, reclassification or any transaction with comparable effect upon the Common Stock. In no event, however, will the aggregate annual dividend amount declared in respect of each share of Series B Convertible Preferred Stock prior to the fifth anniversary of the Closing Date, be less than $1.50 per share and in no event will the aggregate annual dividend amount declared in respect of each share of Series B Convertible Preferred Stock following the fifth anniversary of the Closing Date, be less than $1.80 per share.

  Liquidation Preference

     The Liquidation Preference per share of Convertible Preferred Stock will be equal to that payable per share of Common Stock (as adjusted to reflect any stock split or similar events), assuming the conversion of all outstanding shares of Convertible Preferred Stock immediately prior to the event triggering such a Liquidation Preference, plus any dividends then due with respect to the Convertible Preferred Stock. Neither the merger or consolidation of the Company into or with one or more other corporations, nor the voluntary sale, conveyance, exchange or transfer of all or substantially all of the property or assets of the Company will be deemed a liquidation, dissolution or winding up, voluntary or involuntary, for the purposes of triggering a Liquidation Preference, unless such voluntary sale, conveyance, exchange or transfer is in connection with a dissolution or winding up of business of the Company.

  Redemption

     In no event will shares of Convertible Preferred Stock be redeemable by the Company.

  Conversion Rights

     After the occurrence of a Regulatory Change, holders of shares of Convertible Preferred Stock will have the right, at their option, to convert each such share into one fully paid and nonassessable share of Common Stock, as adjusted appropriately to reflect any stock split, stock dividend, reverse stock split, reclassification or any transaction with comparable effect upon the Common Stock. Conversion will, however, be automatic and mandatory upon the transfer of the beneficial ownership of any share of Convertible Preferred Stock to any person other than WRI or a WRI Affiliate. Such conversion will be at the same rate of exchange as that applicable to an optional conversion, described above. The Company has agreed that, it will have at all times reserved and kept available, out of its authorized and unissued stock, shares of Common Stock an amount sufficient for the conversion of all shares of Convertible Preferred Stock then outstanding. A "Regulatory Change" will be deemed to have occurred, with respect to all or any one of the provisions of this Agreement, upon the receipt by WRI of an opinion of its counsel (which counsel must be reasonably acceptable to the Company) to the effect that either (1) the 1935 Act has been repealed, modified, amended or otherwise changed or (2) WRI has received an exemption or, in the unqualified opinion of such counsel, is entitled without any regulatory approval to claim an exemption, or has received an approval or no action letter from the Securities and Exchange Commission or its staff under the 1935 Act or had registered under the 1935 Act, or any combination of the foregoing, and as a consequence of (1) and/or (2) WRI may fully and legally exercise the rights set forth in such provision(s) of the Shareholders Agreement which take effect in the period after a Regulatory Change has occurred.

  Anti-dilution Provisions

     The number of shares into which each share of Convertible Preferred Stock is convertible, the dividend amount payable on each share of such stock, and the Liquidation Preference attached to each share of such stock will be subject to adjustments for stock splits, stock dividends, reverse stock splits, or any transaction with comparable effect upon Common Stock.

  Voting Rights

     Holders of shares of Convertible Preferred Stock will be entitled to vote together with the holders of shares of Common Stock, as a single class, with respect to (i) any proposal relating to the amendment (the "Opt-out Amendment") to the original Certificate electing out of the provision of Sections 1145 through 1155 of Title 18 to Oklahoma Statutes, (the "Control Share Acquisition Statute"); (ii) any proposed amendment to the Certificate or By-laws which would reasonably have the effect of modifying in any way the Opt-out Amendment or would reasonably cause the Company to become subject to (a) the Control Share Acquisition Statute or (b) any other provisions which are substantially similar to the Control Share Acquisition Statute; and (iii) any transaction or series thereof which, if consummated, would constitute a Change in Control. With respect to such matters, each share of Convertible Preferred Stock will carry a number of votes equal to the number of votes carried in the aggregate by the number of shares of Common Stock issuable upon conversion of one share of Convertible Preferred Stock in accordance with the Certificate of Designation of the Convertible Preferred Stock. Holders of Convertible Preferred Stock will not be entitled to vote in any election of directors to the Board of the Company or on any matter submitted to shareholders other than the foregoing and other than as required by law.

  Certain Potential Anti-Takeover Effects of the Convertible Preferred Stock

     Although the issuance of shares of Convertible Preferred Stock was not intended as an anti-takeover device, it should be noted that such issuance, the issuance of Common Stock into which the Convertible Preferred Stock is convertible or exchangeable together with the provisions of the Shareholder agreement, may have certain anti-takeover implications. The combined effect of these issuances and the Shareholder Agreement may be to discourage or render more difficult a merger, tender offer or proxy contest involving the Company or to deter a third party from seeking to acquire control of the Company.

SERIES C PARTICIPATING PREFERRED STOCK

     In connection with the Rights Agreement, the Board of Directors has established a series of Preferred Stock, designated as Series C Participating Preferred Stock. A Certificate of Designations filed with the Secretary of State of the State of Oklahoma sets forth the determinations discussed below. Holders of the Series C Participating Preferred Stock are entitled to receive, in preference to the holders of Common Stock, quarterly dividends payable in cash on the last day of each fiscal quarter in each year, or such other dates as the Board deems appropriate, in an amount per share equal to the greater of (a) $1 or (b) subject to adjustment, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends, other than a dividend payable in Common Stock, payable with respect to Common Stock. The Series C Participating Preferred Stock dividends are cumulative but do not bear interest. Shares of Series C Participating Preferred Stock are not redeemable. Subject to adjustment, each share of Series C Participating Preferred Stock entitles the holder thereof to 100 votes on all matters submitted to a vote of the shareholders and during a certain dividend default period, holders of the Series C Participating Preferred Stock have other special voting rights. Upon any liquidation, dissolution or winding-up of the Company, holders of Series C Participating Preferred Stock are entitled to priority over the holders of shares of Common Stock or other junior ranking stock. No such shares of Series C Participating Preferred Stock are outstanding; however, each holder of Common Stock has been granted the right to purchase one one-hundredths of a share of Series C Participating Preferred Stock upon the happening of certain events, such as a hostile takeover attempt of the Company, as described in the Rights Agreement.

PREEMPTIVE RIGHTS

     No holder of any shares of class of stock will have any preemptive or referential right to acquire or subscribe for any unissued shares of any class of stock or any authorized securities convertible into or carrying any right, option or warrant to subscribe for or acquire shares of any class of stock, provided, however, that under the Shareholder Agreement, the Shareholder Group has certain top-up rights to acquire additional shares under certain circumstances.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the capital stock of the Company is the First Chicago Trust Company of New York.

                              PLAN OF DISTRIBUTION

     The ONEOK Common Stock being offered hereby is offered pursuant to the Plan, the terms of which provide that purchase of shares of ONEOK Common Stock may be made from the Company, either newly issued shares or Treasury Shares, or, in the open market, at the election of the Company. Currently, shares of ONEOK Common Stock purchased by Participants under the Plan are shares purchased in the open market. In accordance with current Securities and Exchange Commission rulings, the Company will not change its determination regarding the source of purchase of shares under the Plan more than once in any 3-month period and then only after a determination of the Board of Directors or the Chief Financial Officer of the Company's need to raise additional capital has changed or there is another valid reason for such change. The primary consideration in determining the source of shares of ONEOK Common Stock to be used for purchases under the Plan is expected to be the Company's need to increase equity capital. If the Company does not need to raise funds externally or if financing needs are satisfied using non-equity sources of funds to maintain the Company's targeted capital structure, shares of ONEOK Common Stock purchased for Participants under the Plan will be purchased on the open market, subject to the aforementioned limitation on changing the source of shares of ONEOK Common Stock.

                                    EXPERTS

     The consolidated financial statements of ONEOK, Inc. and subsidiaries as of August 31, 1997 and 1996, and for each of the years in the three-year period ended August 31, 1997, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the August 31, 1997, financial statements refers to the adoption of Statement of Financial Accounting Standards No. 121, Accounting for the impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of in 1996.

     The audited financial statements of the Gas Business, a business unit of WRI, as of August 31, 1996 and 1995 and for each of the years in the three-year period ended August 31, 1996, incorporated by reference herein, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

                                 LEGAL MATTERS

     The legality of the common stock offered hereby will be passed upon for the Company by Gable & Gotwals, P.C., Tulsa, Oklahoma.

                       FOR ASSISTANCE CONCERNING THE PLAN

     Correspondence concerning the Plan:
        First Chicago Trust Company of New York
        ONEOK, Inc. Direct Stock Purchase and Dividend Reinvestment Plan P.O. Box 2598
        Jersey City, New Jersey 07303-2598

     Voluntary cash investments of checks or money orders should be mailed to:
        First Chicago Trust Company of New York
        Dividend Reinvestment Plans
        P.O. Box 13531
        Newark, New Jersey 07188-0001

     Indicate ONEOK, Inc. and account number if applicable, in all correspondence.

     Telephone:
      First Chicago Trust Company of New York: 1-800-653-8083
      An automated phone system is available 24 hours a day, 7 days a week. Customer service representatives are available from 8:30 a.m. to 7:00 p.m. Eastern time each business day.

     Non-shareholder requests for information about the Plan: 1-800-955-4798, 24 hours a day.

     Sale of Plan shares and issuance of stock certificates: 1-800-653-8083. This is an automated phone system available from 8:00 a.m. to 10:00 p.m. Eastern time on business days and 8:00 a.m. to 10:00 p.m. Eastern time on Saturdays and most holidays.

     TDD: 1-201-222-4955 Telecommunications Device for the hearing impaired.

     Foreign Language Translation Service for more than 140 foreign languages is available.

     Internet: Messages forwarded on the Internet will be responded to within one business day. The First Chicago Trust Internet address is "http://www.fctc.com". The Company's Internet address is "http://www.ONEOK.com".

     E-Mail: First Chicago Trust's E-mail address is "fctc.ONEOK@em.fcnbd.com". If you wish to contact the Company directly, you may write to: ONEOK, Inc., Investor Relations Department, P.O. Box 871 Tulsa, OK 74102-0871.

======================================================

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             ---------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information.................     4
Incorporation of Certain Documents by
  Reference...........................     4
The Company...........................     6
Forward-Looking Statements............     6
Description of the Plan...............     7
Price of Common Stock.................    18
Use of Proceeds.......................    18
Plan of Distribution..................    23
Legal Matters.........................    23
Experts...............................    23

======================================================

======================================================

                                3,000,000 SHARES

                                  ONEOK, INC.

                                  COMMON STOCK

                           DIRECT STOCK PURCHASE AND
                           DIVIDEND REINVESTMENT PLAN
                               -----------------

                                   PROSPECTUS
                               -----------------
                                             , 1998
                             ---------------------
                           THIS PROSPECTUS SHOULD BE
                         RETAINED FOR FUTURE REFERENCE

======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     All amounts, except SEC registration fees, are estimates.

SEC registration fee........................................   $ 32,496
Transfer agent fees and expenses............................     10,000
Printing and copying expenses...............................     28,000
Listing fees................................................     16,000
Legal fees and expenses.....................................     15,000
Accounting, fees and expenses...............................     10,000
Miscellaneous...............................................      2,000
                                                               --------
          Total.............................................   $113,496
                                                               ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Registrant, as an Oklahoma corporation, is empowered by section 1031 of the Oklahoma General Corporation Act (the "OGCA"), subject to the procedures and limitations stated therein, to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding in which such person is made or threatened to be made a party by reason of his being or having been a director, officer, employee or agent of the Registrant. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of shareholders, or disinterested directors, or otherwise. Article VIII of the By-laws of the Company provides that directors and officers of the Company shall be indemnified by the Company to the fullest extent permitted by Delaware law as now or hereafter enforced, including the advance of related expenses. If any determination is required under applicable law as to whether a director or officer is entitled to indemnification, such determination shall be made by the Board, by vote of a quorum of disinterested directors, or by independent legal counsel by written opinion or by shareholders.

     The Certificate of Incorporation of the Company provides that a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which would involve intentional misconduct or a knowing violation of law, (iii) payment of unlawful dividends or unlawful stock purchases or redemptions, or
(iv) any transaction from which the director derived an improper personal benefit.

     Pursuant to Article VIII of the bylaws of the Company, upon authorization and determination (1) by the board of directors by a majority of a quorum consisting of directors who were not parties to the action, suit, or proceeding involved; (2) if such a quorum is not obtainable, or event if obtainable and a quorum of disinterested directors so directs, by independent counsel in a written opinion; or (3) by the stockholders, the Company is obligated to indemnify any person who incurs liability by reason of the fact that he is or was a director, officer, employee, or agent of the Company, or is or was serving at its request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, or as a member of any committee or similar body, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. However, in an action by or in the right of the Company, no indemnification will be made if such person shall be adjudged to be liable to the Company, unless such indemnification is allowed by a court of competent jurisdiction.

     Under an insurance policy obtained by the Company, coverage of Company officers and directors against liability for neglect, errors, omissions, or breaches of duty in their capacities as such as provided for both the

Company, to the extent that it is obligated to indemnify such officers and directors, and the officers and directors themselves. Such coverage is provided in the amount of $75,000,000, with a retained limit by the Company of $250,000,000. The insurance company is obligated to pay any loss in excess of the $250,000,000 retained limit and defense costs from the first dollar, up to the policy limit of $75,000,000. Among the policy exclusions are those which exclude coverage for accounting for profits made within the meaning of Section 16(b) of the Securities Exchange Act of 1934, claims based upon or attributable to directors and officers gaining any personal profit or advantage to which such individuals are not legally entitled, and for any claims brought about or attributable to the dishonesty of an officer or director.

     The registrant has been advised that, in the opinion of the Securities and Exchange Commission, provisions providing for the indemnification by a corporation of its officers, directors, and controlling persons against liabilities imposed by the Securities Act of 1933 are against public policy as expressed in said Act and are therefore unenforceable. It is recognized that the above-summarized provisions of the registrant's bylaws and the applicable Oklahoma General Corporation Law may be sufficiently broad to indemnify officers, directors, and controlling persons of the registrant against liabilities arising under said Act. Therefore, in the event that a claim of indemnification against liability under said Act (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the officer, director, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) shall be asserted by an officer, director, or controlling person under said provisions, the registrant will, unless in the opinion of its counsel the question has already been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification by it is against public policy as expressed in said Act and will be governed by the final adjudication of such issue.

ITEM 16. EXHIBITS*

     The following exhibits are attached hereto or incorporated herein by reference:

  EXHIBIT                                                    PAGE NUMBER OR INCORPORATION
    NO.                      DESCRIPTION                            BY REFERENCE TO
  -------                    -----------                     ----------------------------
    (3)(a)     -- Certificate of Incorporation of       Incorporated by reference to Exhibit
                  ONEOK, Inc.                           3.1 of Amendment No. 3 to Form S-4
                                                        Registration Statement, dated August 6,
                                                        1997, Registration No. 333-41267
    (3)(b)     -- Certificate of Merger, filed          Incorporated by reference to Exhibit
                  November 26, 1997 (Name change)       (99)(a) to Quarterly Report on Form
                                                        10-Q for quarter ending May 31, 1998
    (3)(c)     -- Amended Certificate of                Incorporated by reference to Exhibit
                  Incorporation, filed January 16,      (99)(b) to Quarterly Report on Form
                  1998                                  10-Q for quarter ending May 31, 1998
    (3)(d)     -- Certificate of Designation of the     Incorporated by reference to Exhibit
                  Convertible Preferred Stock (Series   3.3 of Amendment No. 3 to Form S-4
                  A and B)                              Registration Statement, dated August 6,
                                                        1997, Registration No. 333-41267
    (3)(e)     -- Certificate of Designation of the     Incorporated by reference to Exhibit
                  Series C Participating Preferred      3.4 of Amendment No. 3 to Form S-4
                  Stock                                 Registration Statement, dated August 6,
                                                        1997, Registration No. 333-41267
    (3)(f)     -- By-Laws of ONEOK, Inc.                Incorporated by reference to Exhibit
                                                        3.2 of Amendment No. 3 to Form S-4
                                                        Registration Statement, dated August 6,
                                                        1997, Registration No. 333-41267

  EXHIBIT                                                    PAGE NUMBER OR INCORPORATION
    NO.                      DESCRIPTION                            BY REFERENCE TO
  -------                    -----------                     ----------------------------
    (3)(g)     -- Rights Agreement between ONEOK, Inc.  Incorporated by reference to Exhibit
                  and Liberty Bank and Trust Company    (1) to Registration Statement on Form
                  of Oklahoma City, N.A. (now Bank One  8-A, dated November 26, 1997
                  Trust Company) dated November 26,
                  1997
    (3)(h)     -- Shareholder Agreement between ONEOK,  Incorporated by reference to Exhibit 2
                  Inc. and Western Resources, Inc.,     of Amendment No. 3 to Form S-4
                  dated November 26, 1997               Registration Statement dated August 6,
                                                        1997, Registration No. 333-41267
    (5)        -- Opinion and consent of Gable &        Filed herewith
                  Gotwals, A Professional Corporation
   (23)(a)     -- Consent of KPMG Peat Marwick LLP,     Filed herewith
                  Independent Certified Public
                  Accountants
   (23)(b)     -- Consent of Gable & Gotwals, a         Filed herewith
                  Professional Corporation (included
                  in Exhibit 5).
   (23)(c)     -- Consent of Arthur Andersen LLP,       Filed herewith
                  Independent Certified Public
                  Accountants
   (24)        -- Powers of attorney (included on       Filed herewith
                  pages II-5 and II-6).

---------------

* Exhibits excluded are not applicable

ITEM 17. UNDERTAKINGS

     1. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     2. Insofar as indemnification of liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in said Act and is therefore unenforceable. In the event that a claim of indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has already been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification by it is against public police as expressed in said Act and will be governed by the final adjudication of such issue.

     3. The undersigned registrant hereby undertakes:

          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement.

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                               POWER OF ATTORNEY

     Each person whose individual signature appears below hereby authorizes David L. Kyle and Jerry D. Neal, or either of them, as attorney-in-fact with full power of substitution, to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this registration statement, including any and all post-effective amendments and all instruments necessary or incidental in connection therewith.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated in the City of Tulsa and the State of Oklahoma, on this 18th day of June, 1998.

                      SIGNATURE                                                TITLE
                      ---------                                                -----

                /s/ LARRY W. BRUMMETT                  Chairman of the Board, Chief Executive Officer, and
-----------------------------------------------------    Director
                  Larry W. Brummett

                  /s/ DAVID L. KYLE                    President, Chief Operating Officer, and Director
-----------------------------------------------------
                    David L. Kyle

                  /s/ JERRY D. NEAL                    Vice President, Chief Financial Officer, and
-----------------------------------------------------    Treasurer
                    Jerry D. Neal

                /s/ BARRY D. EPPERSON                  Vice President, Controller, and Chief Accounting
-----------------------------------------------------    Officer
                  Barry D. Epperson

               /s/ EDWYNA G. ANDERSON                  Director
-----------------------------------------------------
                 Edwyna G. Anderson

                 /s/ WILLIAM M. BELL                   Director
-----------------------------------------------------
                   William M. Bell

               /s/ DOUGLAS R. CUMMINGS                 Director
-----------------------------------------------------
                 Douglas R. Cummings

                 /s/ WILLIAM L. FORD                   Director
-----------------------------------------------------
                   William L. Ford

                /s/ HOWARD R. FRICKE                   Director
-----------------------------------------------------
                  Howard R. Fricke

                  /s/ J. M. GRAVES                     Director
-----------------------------------------------------
                    J. M. Graves

                /s/ STEPHEN J. JATRAS                  Director
-----------------------------------------------------
                  Stephen J. Jatras

                /s/ STEVEN L. KITCHEN                  Director
-----------------------------------------------------
                  Steven L. Kitchen

                      SIGNATURE                                                TITLE
                      ---------                                                -----

                 /s/ BERT H. MACKIE                    Director
-----------------------------------------------------
                   Bert H. Mackie

               /s/ DOUGLAS ANN NEWSOM                  Director
-----------------------------------------------------
                 Douglas Ann Newsom

                 /s/ GARY D. PARKER                    Director
-----------------------------------------------------
                   Gary D. Parker

                   /s/ J. D. SCOTT                     Director
-----------------------------------------------------
                     J. D. Scott

                /s/ STANTON L. YOUNG                   Director
-----------------------------------------------------
                  Stanton L. Young

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized in the City of Tulsa, State of Oklahoma, on this 18th day of June, 1998.

                                            ONEOK, INC.

                                                    /s/ JERRY D. NEAL
                                            ------------------------------------
                                                       Jerry D. Neal
                                              Vice President, Chief Financial
                                                          Officer,
                                                       and Treasurer

                                 EXHIBITS INDEX

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
            (5)          -- Consent of Gable & Gotwals, a Professional Corporation
           (23)(a)       -- Consent of KPMG Peat Marwick LLP, Independent Certified
                            Public Accountants
           (23)(c)       -- Independent Auditors' Consent of Arthur Andersen LLP
           (24)          -- Powers of Attorney (Included on pages II-5 and II-6)